Exhibit 99.1

                              Q Comm International
                          3Q 2004 Earnings Call Script

Before we begin the formal portion of the call, I need to inform you that the SEC is closed today in observance of Veteran's Day. Because of this, no EDGAR filings are being accepted. Our 10-Q will be filed with the SEC first thing tomorrow.

              STATEMENT TO BE READ AT BEGINNING OF CONFERENCE CALL
              ----------------------------------------------------

Statements made during this conference call and statements contained in our third quarter 2004 press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act. Forward-looking statements are based on current expectations but involve known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expected or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Therefore, we cannot assure you that the forward-looking statements will prove to be accurate. The documents that we file with the SEC identify important factors that may cause the actual results to differ materially from those indicated by the forward-looking statements.


I'd like to welcome all of you to the Q Comm 2004 Third Quarter earnings call. My name is Terry Kramer and I am the CEO and President of Q Comm International.

The items we plan to cover this morning include:

     1)   A review of major initiatives in the quarter that I will cover
     2) An updated look at the economics of our business and outlook for breakeven operations.
     3) Mike Openshaw, Q Comm's CFO will provide a detailed review of our income statement and balance sheet results
     4) Finally, I will describe several key issues and opportunities going forward.

We will finish up with a Q&A session where Mike and I will answer questions you have. Darin Hunsaker, Q Comm's Vice President of Sales will also be on hand to answer any questions you have about our sales initiatives.


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Terry

During the quarter, we made progress against our goal of improved growth and execution. Before I go over specific information for our quarter, I want to mention that during the quarter we acquired our service bureau customer in Montreal, Canada. That operation provided $1,119,000 to our quarterly and year to date consolidated revenues and $75,000 to our margins after commissions and fees. They also added approximately $52,000 to our operating expense line. That said, the figures I quote from here on relate to our core business only so that you can see the progress we're making without the effects of the acquisition.

Overall, we achieved improved revenue growth as well as improved gross margin dollars and net margin %. Our quarter over quarter revenue increase was 11% compared to 5% quarterly revenue growth in the previous quarter. In addition, our gross margin dollars increased $90,586 3Q over 2Q, and our net margin increased from 3.2% to 3.8% excluding a one time item in the second quarter. Our customer initiated disconnects remains low.

Our existing accounts performed especially well in the quarter. Recently we looked at the revenue in our existing terminals for the period of October 2003-March 2004 and compared that to our revenue from those same terminals for the period April 2004-Spetember 2004. We saw this "same store" sales increase by over 10%. If annualized, this same store sales increase would be over 20%. This increase we believe is due to a) newer terminals becoming more fully productive and b) the addition of several new products--many are MVNO wireless products which have been in high demand in the market. While future same stores sales increases won't necessarily increase at this rate in the future, we find this development encouraging.

Also in the quarter, we refocused our sales team on ensuring the terminals we're shipping to our brokers go active. As we saw the second and early third quarter results appear, we saw too many new terminals shipped that weren't going active. At that point, we decided to be more cautious in shipping terminals to our brokers without knowing a specific merchant installation was planned. We've asked brokers who have current terminal inventory to place those units prior to us shipping additional terminals. As part of this process, we have realized that some of brokers were not delivering on the commitments they made. We as a company have become more discriminating as to the brokers we'll sign on. In addition, we are selectively soliciting more accounts in a direct fashion if we don't see our own brokers pursuing these accounts. To support our focus on active terminals as opposed to shipped terminals we have refined out sales commission plans to incentivize activated units and revenue coming from activated units. There is now no incentive for terminal shipments.

We have many brokers who ARE productive and have strong merchant relationships. We continue to nurture these broker relationships and will seek additional ones of this type. This refinement of our sales focus is showing improved results but will take time to fully realize its ultimate potential.

In support of our improved growth and execution goals, we have added several new products to our library. One of those new products is USA-1-Rate, a private-label prepaid wireless or MVNO product that had 35,000 customers in 13


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Midwestern states at the end of 2003 and is currently growing. This product directly targets the high-density urban core areas. PlatinumTel is another new MVNO product that is available in Illinois, Indiana, and Wisconsin. Platinum Tel offers a competitive product with international calling options and features that other wireless carriers usually charge extra for. In addition, in September, we launched our new website which is focused on conveying an image of a company which is on the move, service oriented and innovative.

In our customer service department, we have begun a Welcome Call program which ensures that all new merchants activating a terminal receive a Welcome Call which reviews the operation of the terminal, products offered and checks to see if the merchant has any questions. We continue to send a newsletter each month to our brokers and direct merchants and conduct monthly broker calls which allows Q Comm to share with its brokers new products offered, new merchandising materials, share successful case studies, and receive market and company feedback through an interactive question and answer session.

In our sale organization, we are now fully staffed, having added a New York sales representative in September.

Let me now share the quantitative results of the quarter. As part of our focus on revenue growth and terminal activations, we obtained and will share with you more detailed results on actual activated units, and their productivity. We will also share our traditional metric of units in service which includes activated units plus units awaiting shipment.

Specifically, for our broker unit business which is our primary business model for the US market, we achieved:

Broker Unit Business

605 net broker units shipped
226 broker units disconnected
Leaving us 379 broker net gains

Our 3Q broker net gains include a reduction of 384 units which came from 6 accounts which did not go into service and a clean up of 86 units which were in service but inactive. Our new accounts for the quarter included a mid-sized check cashing chain and Parallel Communications, whose expertise is in its diverse prepaid solutions and point of sale materials and replenishment. An additional account was recently announced in a press release named BPS (Business Payment Systems). With nationwide sales coverage, BPS provides an attractive ISO Sales program that provides debit and credit transaction processing. Q Comm's prepaid solution has become an important new sales focus for BPS, adding value to their current service offering. BPS represents an important complement to our existing prepaid broker network. Entities such as BPS have large sales forces and an existing customer base that can be used to market our prepaid offering. The recent addition of the Verifone terminal to our system has opened up this significant new market to us.

We also have begun tracking actual activated units. These activated units represent units which have been installed at a merchant location and have completed revenue bearing transactions.

For the quarter, we activated 514 units. With the 226 units which were disconnected, we had net activations of 288 and a total activated unit balance of 1,675 at the end of the quarter. This compares to a 2Q net activated unit balance of 1,387, an increase of 21% While this revenue generating unit balance is lower than we anticipated, the units which are generating revenue are more active and profitable than we first anticipated.

For total broker units in service, we achieved:
4,341 total broker units in service, representing a 6% increase over the second quarter. Our units in service count reflect all activated units plus any units shipped to a broker location awaiting merchant installation. The units shipped to brokers often experience a 90-120 period to merchant set up and minimum performance levels.
Our ARPU-Average net margin to Q comm. per terminal/mo in service >90 days was $29, which represents an 12% reduction from the 2Q
Our ARPU-Average net margin to Q comm. per terminal per month for all units was $25, which represents a 4% increase from the 2Q.

For total activated units, we achieved 1,675 units representing a 20% increase over the second quarter. This number is lower than our unit in service number because it excludes units at broker locations awaiting merchant installation. This also uses the narrowest definition of an activated unit, one that has been plugged in at the retail location and generated its first sale.

The ARPU for our activated units was $75. This represents a 9% increase from the previous quarter. As you can see the ARPU of our activated units is quite a bit higher than the business model ARPU.

These above revenue numbers include our margin on product sales and fee income and exclude terminal sales and service bureau revenues.

Our net margins after commissions and fees and excluding non-recurring service bureau revenues was 3.8%, an increase of 60 basis points from last quarter and a 140 basis point increase from a year ago. This is due to the addition of higher margins products, fees we charge for the use of the terminal, and more profitable new broker and merchant relationships.

Our selling cost per broker gross add was $324 (which includes sales salaries and commissions). This represents a 16% decrease from the previous quarter. This higher amount reflects the inclusion of the cost of a new, fully staffed sales organization.

We also achieved $5 in variable cash cost per unit in service per month which includes operations, customer service and shipping expense. These cash costs exclude the fixed cash operating expenses in the business including G&A. This represents a 17% reduction from the previous quarter.


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On an activated unit basis, our cash cost per unit is $14 which represents a 22%
reduction from the previous quarter.


Service Bureau

50 shipped
No units disconnected
1,512 total service bureau units in service.

On an activated unit basis we have 862 activated units in service.

Our service bureau ARPU was $7 for all units in service representing a 16% increase from the previous quarter. Our service bureau ARPU for activated units in service was $11, the same as the previous quarter.

To summarize the results of our main line of business-the broker business for all units in service, we achieved ~$25 per terminal per month in revenues, and incurred ~$12 per terminal per month in variable cash costs including acquisition cost, which we spread over 24 months. This leaves ~$13 per month per terminal in variable profit. This profit is used to cover what is ~$250,000/mo in fixed operating costs such as G&A.

On an activated unit basis, we achieved $75 per terminal per month in revenues, and incurred $22 per terminal per month in variable cash costs, leaving a variable profit of $53 per activated unit.

Our total revenues for the quarter were $9.86 million which represents an 11% increase over the second quarter of 2004. Our revenue growth in the previous quarter was 4.5% Our recurring revenues (excluding equipment sales and software license fees) were $9.8 million for the quarter representing a 12% increase over the previous quarter.

Our gross margin $$ excluding one time items increased by 32% this quarter over the previous quarter and our net margin excluding one time items increased from $284 thousand in the 2Q to $375 thousand in the 3Q.

Our operating loss including depreciation and amortization for the quarter was $885 thousand loss which represents a 4% increase from the previous quarter as we added to our sales force and experienced slightly higher depreciation expense

Operating cash flows for the quarter, which is our operating loss without non-cash expenses, was a loss of $430 thousand. This is an average of $140 thousand per month. In the second quarter of the year our average monthly cash burn for operations was $170 thousand without one-time revenues.

Our utilization of cash for operations and capex was $680,000 for the quarter which is broken down as $250k in capex and $430k in operating loss without non-cash expenses. The cash required for our capex and operating losses was down 52% from the previous quarter.

I hope these metrics give you a better sense of the historic economics in our business. We as a company evaluate these and other metrics monthly to understand our progress against specific goals.
As we grow the business, these results can change as we market to different size accounts, different competitive landscapes, and different business models (e.g. broker vs. Verifone vs. service bureau)

Many of you have asked about our cash flow break-even time frame. As you can imagine, the exact timing of this depends on many items including how aggressively we add to our sales organization, which increases our short-term burn rate, our actual sales results, and the pace of our growth. Our break even point is made up of broker units, Verifone and/or customer owned equipment balances, and service bureau units. Based on our current activated units in service and anticipated future terminal economics, we believe our cash flow break even point will be reduced from what was ~9,000-10,000 broker units to ~7,000 units. In addition, we believe our breakeven point for Verifone type sales where we received no equipment leasing revenues will be ~ 1,000-2,000 units which remains the same. Finally, we believe our original 4,000-5,000 breakeven point for our service bureau business will fall to 1,000-2,000 units. Unlike previous guidance, these breakeven points are on activated units without the need to calculate a 90-120 ramp up period.

As before, the differing economics and combination of the broker, Verifone, and service bureau models will yield a cash flow break-even point. We will continue to re-evaluate the market potential and implications for our break-even point as time progresses.

Before turning over the microphone to Mike, I'd like to announce the addition of Harry Hargens to our Board. Harry has a long and distinguished career both in the terminal and transaction processing industries. Harry originally worked with Verifone as a Business Manager, and later worked for TransNet (now part of PaymentTech) as their Director of Marketing and most recently, Harry has been the CEO of Kryptosima, a payment gateway provider which enables ATM card use over the internet. Together with Tom Tesmer, I believe Q Comm is well positioned with a Board possessing strong industry expertise as well as functional expertise.

Let me know turn to Mike Openshaw to discuss our financial results in detail and I will finish up with a discussion of our key initiatives going forward.


Mike:
First off, the amounts and balances I'll review with you are from our 10-Q for the third quarter, so they include the Canadian subsidiary's balance sheet and quarterly revenue and expense amounts.

I'll review the balance sheet with you first. We had $3.6 million in unrestricted cash at the end of the quarter, compared to $5.5 million in unrestricted cash and another $1,450,000 in restricted cash at December 31. The restricted cash was used to repay the convertible debentures that were due March 31, 2004. Other uses of cash were to fund our operations, increase our inventory of PINs and to fund purchases of Qxpress terminals.

At the end of the quarter we had $6.5 million in current assets compared to $1.9 million in current liabilities. This equates to net working capital of $4.6 million, or a working capital ratio of 3.5 to 1.

We completed a financing for $3 million in August which we used to fund capital expenditures, finance our acquisition in Canada and purchase broker accounts from one of our larger brokers.

As of quarter end we had $4.9 million in gross value of property and equipment, most of which represents our point of sale terminals. We also had an investment in our Qxpress system, which consists of software developed for the terminal and for our data center of $1.2 million net after amortization.

Our liabilities primarily consist of approximately $1,760,000 in accounts payable and accrued liabilities. We owe $245,000 in a note to our former CEO for loans he made to the company over several years' time. We also have two small capital leases amounting to $35,000, both of which mature in 2005.

Our stockholders' equity at September 30, 2004 was $10.5 million.

Turning to the income statement, we show quarterly revenues of $10,979,000 for 2004 compared to $6,767,000 in 2003, for an increase of 62%. Second quarter 2004 revenues were $8,870,000, meaning that our sequential quarterly revenue increase was over 20%. Excluding one-time revenues such as equipment sales and licensing fees, the increase was 25%.

Our YTD revenues were $28.3 million compared to $18.4 million for 2003, representing a 54% increase. As a reminder, $1.1 million of the revenue increases for both the 3 and 9 month periods came from our Canadian subsidiary.

Our 2004 revenues were driven by the total of approximately 1,200 terminals activated during the year including 800 broker units and 400 service bureau units. Revenues also improved by the addition of a number of new revenue sources, including items such as private label wireless products, stored value cards, gift cards, and custom ring tones that are downloaded to a user's cell phone. This helped us diversify our revenues as evidenced by the decrease in wireless revenues, which went from 94% of revenues in the first nine months of 2003 to 87% for year-to-date 2004.

Our gross profit before commissions and fees for the third quarter of 2004 was $2,822,000 compared to $1,756,000 in the third quarter of 2003. Commissions and fees, which represent what we pay our brokers and retail locations for sales,


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were $2,372,000 in the third quarter of 2004 compared to $1,594,000 in the same period of 2003. Our net margin after these commissions and fees was $450,000 in 2004 and $163,000 in 2003 for an increase of 176%.

On a year to date basis, our margin after commissions and fees was $1,103,000 in 2004, or 4.1% of revenues, while in 2003 our margin after commissions and fees was $436,000, or 2.4% of revenues. This increase of 1.7 percentage points is from additional fees, such as weekly rental fees for the terminal that we are able to charge for our broker business and from the benefits of moving our customers to our Qxpress system, thereby saving transaction processing fees paid in 2003.

Our selling expenses increased by about $71,000 for the 2004 third quarter compared to a year ago. YTD, these expenses increased by $195,000. As Terry just mentioned, we have added to our sales force significantly in 2004.

General and administrative expenses for the quarter increased $253,000 in 2004 over the third quarter of 2003. Most of this increase comes from professional service expenses, such as legal and recruiting expenses and from board costs and a D&O insurance policy added this year. 2004 also includes an accrual for a team bonus program instituted in 2004. Thus far, the accrual recorded for this program is $160,000. In the third quarter, the accrual required was only $10,000. The bonus will not be paid out until 2005 and depends on the company reaching aggressive targets in 2004.

YTD, our G&A expenses were $790,000 higher than in 2003. The increase is from the following categories: Professional services, such as legal, accounting and recruiting, $150,000; salaries and benefits, $110,000; board-related costs including D&O insurance, $120,000; accrual for team bonus, $160,000; and $60,000 in office expenses such as rent and telephone. We also capitalized $90,000 less in salaries in 2004 and our Canadian subsidiary contributed $30,000 to this increase. We continue to watch our overhead expenses very carefully. In the third quarter of 2004, these expenses were lower than the amount recognized in the two earlier quarters.

Depreciation and amortization expenses were higher in 2004, reflecting more depreciation on our terminals in service. For the third quarter those expenses increased $264,000 and for the year those expenses increased by $730,000. The increases are from a higher base of assets that the expense relates to.

The other significant item on the income statement is net other expense, which was $5,000 in the third quarter of 2004 versus $923,000 in the same period of 2003. We recorded the final amount of amortization of discount on debt of $300,000 in the first quarter of 2004 when the debt was repaid, therefore there was no expense of this nature in the second or third quarters. This was a non-cash expense.

All of these factors resulted in a net loss for the quarter of $890,000 compared to a $1,529,000 loss in the third quarter of 2003. YTD, our net loss is $3,120,000 in 2004 compared to $3,448,000 in 2003.

Let's turn our attention to the cash flow statement.


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Our primary uses of cash are to fund operations and to purchase Qxpress units.
Our monthly operating cash burn is approximately $140,000. After adding back non-cash expenses to our net loss, such as depreciation and amortization, accrual for bad debts, and the team bonus accrual our adjusted loss from operations is approximately $1,340,000 for the first nine months of 2004. Adding the $1,900,000 in cash we used to purchase Qxpress units and to add to our data center software yields a total use of cash for our primary operations of $3,200,000 for 2004 YTD. The capital expenditures we have made thus far have given us an inventory of terminals on hand of around 4,000. The fact that we have to "front end" this capital expense for terminals provides us terminals that can be used in coming months without having to incur the cost of capital.

Our existing commitments for terminals are in the range of 6500 units. We have to anticipate our terminal needs at least four months in advance and issue purchase orders for those. These 6500 units will require approximately $1.5 million in cash. We have made advancements for parts against these future terminal purchases. We have some flexibility as to when we take delivery on these units. This use of cash will be partially defrayed by $880,000 in capital leases that were arranged earlier in the year.

We also used approximately $900,000 in cash to fund the acquisition of our new Canadian subsidiary and to purchase accounts from one of our brokers.

Cash from financing activities required $1.2 million to repay our convertible debentures on March 31 of this year and provided $3,000,000 in financing from a private placement of common stock in the third quarter.

Those are the items of significance in our financial statements. I'll now turn the floor back to Terry.

Terry

Thanks Mike.

I want to close with some thoughts on current issues and opportunities. First, as I mentioned on our previous earnings calls, execution is a significant area of focus for us. It is critical for us to maintain this focus. As many of you know, improved execution does not come about overnight, but instead from a focused, ongoing effort. Our focus on proactive selling, disciplined pricing and "doing what we said we would do" in all areas of the business is critical. We will continue to develop on this front.

Second, we are focused one ensuring our new sales representatives-both in the US and Canada achieve optimal productivity and come up the learning curve as fast as possible.

Third, we need to ensure we find the most productive brokers who will place strong revenue generating terminals. We need to maintain our discipline in only bringing on on the most promising brokers. We also need to step up our prospecting of qualified direct accounts where our brokers aren't currently


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involved. As part of these efforts, we are working to increase our pipeline of qualified broker and direct account prospects.

With our reduced focus on international sales and more cautious approach to terminal shipments, we are likely to have a greater supply of Q Express terminals than planned. Given our lead time on ordering terminals, we will need to honor previous terminal orders but will be focusing on selling and leasing these terminals at attractive rates.

I am pleased with our overall momentum and progress in growth and improved execution. I am pleased with our revenue growth and improved margins. I also continue to be encouraged with the opportunity to provide electronic distribution of prepaid products in the marketplace.

I believe we still have a lot more work to do in exploiting the opportunities presented to us in the market. I and the Q Comm team are firmly committed to achieving this success.

Thanks for your interest. Mike, Darin and I will now answer any questions you may have.